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                     September 1, 2022

       Alan Curtis
       Senior Vice President, Chief Financial Officer
       Oceaneering International Inc.
       11911 FM 529
       Houston, Texas 77041

                                                        Re: Oceaneering
International Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-10945

       Dear Mr. Curtis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation